Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment to Registration Statement No. 002-84776 on Form N –1A of our report dated October 18, 2022, relating to the financial statements and financial highlights of Fidelity Advisor Balanced Fund, a fund of Fidelity Advisor Series I, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended August 31, 2022, and to the references to us under the headings “Financial Highlights ” in the Prospectus and “Independent Registered Public Accounting Firm ” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 20, 2022